CONSULTING AGREEMENT

This Consulting Agreement is dated as of January 9, 2017 among, Oroplata Resources, Inc., a Nevada corporation (the “Company”), and Marc J. Ross (“Consultant”).

WHEREAS, the Company has requested the Consultant to provide the Company with legal services in connection with its business, and the Consultant has agreed to provide the Company with such legal services; and

WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.

The Company will issue 300,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) to such members or employees of the Consultant as the Consultant shall designate. The shares to be issued shall represent services provided by the Consultant in respect of legal services for general corporate and ongoing SEC Reporting matters performed by the Consultant on behalf of the Company. The net proceeds from the sale of the Shares to be issued shall be applied to and shall represent payment towards said legal services.

2.

Registration or Exemption.  Notwithstanding anything to the contrary contained herein, the 300,000 Shares have been or shall be registered on a Form S-8 Registration Statement filed on or about January 9, 2017.

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

OROPLATA RESOURCES, INC.

/s/ Craig Alford
Craig Alford
Chief Executive Officer

/s/ Marc J. Ross
Marc J. Ross